Exhibit 99.1

Heritage Insurance Announces Assumption of 2,000 Commercial Residential Policies

CLEARWATER, Florida - Heritage Insurance Holdings, Inc. (NYSE: HRTG), announced that its wholly-owned subsidiary, Heritage Property & Casualty Insurance Company, assumed over 2,000 commercial residential policies on October 14, 2014 from Citizens Insurance. The assumed policies represent over $80 million in gross written premium.

The Commercial Division is led by an experienced management team, including Randy Jones, President, and Arlene Luis, Executive Vice President. Randy and Arlene have over 30 years of combined experience in the Florida market and worked at American Capital Assurance prior to joining Heritage. “Since launching our commercial residential division, we have continued to add key personnel. We have now grown the commercial residential division to 10 people, which is easily the deepest bench in Florida,” said Bruce Lucas, Chairman and CEO.

Heritage is deeply committed to the commercial residential sector. Randy Jones, President of the Commercial Division, explained, “Since joining Heritage in January my focus has been on building the top commercial residential program in Florida. Not only do we have the deepest staff in Florida, we have built a new operating system to streamline production. This allows us to scale our voluntary program faster than our peers.”

As evidenced by the October assumption, agents have overwhelmingly supported Heritage’s entry into the commercial residential market due to its deep management team and financial and reinsurance strength. Bruce Lucas stated that “Heritage takes reinsurance seriously. Not only do we buy hurricane reinsurance on a multi-year basis, which helps us to maintain consistent rates, we only retain $1 million per structure for all other peril losses, such as fire and sinkhole.” Randy Jones further commented that “Heritage has over $120 million in surplus and we are debt and quota share free. The strength of our balance sheet is evident when compared to our peers, and our agent partners have been quick to cite our financial strength as a significant differentiator compared to other market participants.”

About Heritage Property & Casualty Insurance Company

Based in Clearwater, Florida, Heritage Insurance (NYSE: HRTG) offers home, condominium, rental, and commercial residential insurance through a large network of experienced independent agents. Heritage Insurance provides homeowners with the highest quality property insurance along with outstanding customer service. For more information, visit Heritage Insurance online at www.heritagepci.com or call (855) 620-9978.

Investor Contact:

investors@heritagepci.com